Exhibit 99.1

Advanced Micro Devices, Inc.

CONSOLIDATED BALANCE SHEETS
(Thousands)

	June 30, 2002	March 31, 2002	Dec. 30, 2001*
	(unaudited)	(unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$1,099,943	$1,276,723	$869,997
Accounts receivable, net	534,929	692,165	659,783
Inventories	380,078	376,795	380,474
Deferred income taxes	236,152	162,820	155,898
Prepaid expenses and other current assets	166,963	151,377	286,957

Total current assets	2,418,065	2,659,880	2,353,109
Property, plant and equipment, net	2,934,877	2,769,234	2,739,138
Investment in joint venture	378,164	353,352	363,611
Other assets	171,936	182,476	191,384

	$5,903,042	$5,964,942	$5,647,242

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$258,641	$383,495	$304,990
Accrued compensation and benefits	128,641	133,401	129,042
Accrued liabilities	343,289	321,953	443,995
Income taxes payable	37,824	56,113	56,234
Deferred income on shipments to distributors	38,381	68,016	47,978
Current portion of long-term debt, capital lease obligations and other	367,360	264,029	331,698

Total current liabilities	1,174,136	1,227,007	1,313,937
Deferred income taxes	75,438	104,661	105,305
Long-term debt, capital lease obligations and other, less current portion	1,141,060	1,123,671	672,945
Stockholders’ equity:
Capital stock:
Common stock, par value	3,423	3,414	3,405
Capital in excess of par value	1,906,952	1,898,349	1,889,217
Retained earnings	1,601,580	1,786,517	1,795,680
Accumulated other comprehensive income (loss)	453	(178,677)	(133,247)

Total stockholders’ equity	3,512,408	3,509,603	3,555,055

	$5,903,042	$5,964,942	$5,647,242

*	Derived from the December 30, 2001 audited financial statements of Advanced Micro Devices, Inc.

Exhibit 99.1

Advanced Micro Devices, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Thousands except per share amounts)

	Quarter Ended (Unaudited)			Six Months Ended (Unaudited)
	June 30, 2002	March 31, 2002	July 1, 2001	June 30, 2002	July 1, 2001
Net sales	$600,299	$902,073	$985,264	$1,502,372	$2,174,011
Cost of sales	558,290	586,874	636,199	1,145,164	1,351,029
Research and development	178,425	171,882	171,114	350,307	328,874
Marketing, general and administrative	160,248	156,860	156,291	317,108	305,429

	896,963	915,616	963,604	1,812,579	1,985,332

Operating income (loss)	(296,664)	(13,543)	21,660	(310,207)	188,679
Interest and other income, net	8,661	9,538	12,308	18,199	31,131
Interest expense	(15,729)	(12,158)	(20,199)	(27,887)	(41,844)

Income (loss) before income taxes and equity in net income (loss) of joint venture	(303,732)	(16,163)	13,769	(319,895)	177,966
Provision (benefit) for income taxes	(121,493)	(4,041)	3,717	(125,534)	56,260

Income (loss) before equity in net income (loss) of joint venture	(182,239)	(12,122)	10,052	(194,361)	121,706
Equity in net income (loss) of joint venture	(2,699)	2,959	7,300	260	20,483

Net Income (loss)	$(184,938)	$(9,163)	$17,352	$(194,101)	$142,189

Net income (loss) per common share
Basic:
Net Income (loss)	$(0.54)	$(0.03)	$0.05	$(0.57)	$0.44
Diluted:
Net income (loss)	$(0.54)	$(0.03)	$0.05	$(0.57)	$0.43

Shares used in per share calculation
—Basic	341,782	340,806	330,120	341,294	322,234
—Diluted	341,782	340,806	340,533	341,294	332,183

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